Exhibit 5.3

Our Ref: OBH/LY/LNF/2021264238

20 June 2022

Virax Biolabs Group Limited
30 Broadwick Street
London, W1F 8LX
United Kingdom

Dear Sirs

Registration Statement on Form F-1 of VIRAX BIOLABS GROUP LIMITED (the “Company”)

1.	We are qualified lawyers of Singapore and as such are qualified to issue this opinion on the laws and regulations of Singapore effective as of the date hereof.

2.

We were engaged as Singapore counsel to the Company, a company incorporated under the laws of Cayman Islands, and its subsidiary established in Singapore in connection with the Company’s registration statement on Form F-1 containing the following two prospectuses (the “Registration Statement”):

(a)  the public offering prospectus to be used for the public offering of a certain number of ordinary shares of the Company (the “Offered Ordinary Shares”), par value of US$0.0001 per share, through the underwriter named on the cover page of the Public Offering Prospectus; and

(b) the resale prospectus to be used for the resale by the selling shareholders set forth therein of a certain number of ordinary shares of the Company.

Assumptions
In considering the documents referred to above and in rendering this opinion, we have with your consent and without further enquiry assumed:

a.	the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us including without limitation the Registration Statement (the “Documents”) whether as originals or copies;

b.	the conformity to originals of all Documents supplied to us as photocopies or facsimile copies;

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c.	that, where a Document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

d.	the Documents remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of such Documents after they were submitted to us for the purposes of this legal opinion;

e.	each of the parties to the Documents, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (b) if an individual, has full capacity for civil conduct; each of them, has full power and authority to execute, deliver and perform its/her/his obligations under such documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

f.	that there are no provisions of the laws of any jurisdiction (other than Singapore) which would have any implications on this opinion; and

g.	the laws of jurisdictions other than Singapore which may be applicable in respect of the Documents including without limitation the execution, delivery, performance or enforcement of the same have been complied with.

Opinion

Based upon and subject to the Assumptions and Qualifications, we are of the opinion that the description of the matters in relation to Singapore laws as set forth in the Registration Statement, including but not limited to the sections headed “Risk Factors”, “Corporation History and Structure”, “Enforcement of Civil Liabilities”, “Material Income Tax Considerations”, and “Regulations” in so far as such descriptions purport to summarise the applicable provisions of Singapore laws, fairly summarise in all material respects the matters described therein.

Qualifications

The qualifications to which this opinion is subject are as follows:

1.	the opinion expressed above is confined to, and is given solely on the basis of, the laws of the Republic of Singapore in force as of the date hereof and we undertake no responsibility to notify you of any change in the laws of the Republic of Singapore after the date of this opinion. In giving this opinion, we only hold ourselves out as having skills and expertise with respect to Singapore law. We do not hold ourselves out as having any skills or expertise in any other capacity, financial, business, industry, statistical, accounting, audit, taxation or technological or otherwise; and

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2.	we express no opinion herein with regard to any system of law other than the laws of the Republic of Singapore as currently applied by the Singapore courts. This opinion is to be governed by and construed in accordance with Singapore law as at the date of this opinion. To the extent that the laws of the State of New York, the United States of America or of any other jurisdiction may be relevant, we have made no independent investigation thereof and our opinion is subject to the effect of such laws.

Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter, documents or statements in connection with the Registration Statement or otherwise. This opinion may not be relied upon by any person other than the Company without our express written consent, except that the Company may deliver copies of this opinion to its professional advisors, to any governmental agency or regulatory authority or if otherwise required by law. Subject to the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

Yours faithfully

WONG TAN & MOLLY LIM LLC